Exhibit 99.1

Imperial to hold 2019 Investor Day on November 12 in Toronto

Calgary, AB – October 31, 2019 – Rich Kruger, chairman and chief executive officer, and Dave Hughes, vice-president investor relations, Imperial Oil Limited, will host the company’s 2019 Investor Day on Tuesday, November 12 in Toronto. The event begins at 9 a.m. ET and will also be accessible by webcast.

At Investor Day, Imperial’s management will provide an update on its business strategy, operations and major projects followed by a question and answer session. In addition to Mr. Kruger, Imperial’s president, Brad Corson, and other members of Imperial’s management committee will be in attendance.

Please click here [https://edge.media-server.com/mmc/p/zxbhj3u5] to register for the live webcast of Imperial’s 2019 Investor Day. The webcast will be available for one year on the company’s website at www.imperialoil.ca/en-ca/company/investors.

For further information:

Investor relations	Media relations

(587) 476-4743	(587) 476-7010

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.